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                                                                       EXHIBIT 2

                              AGREEMENT AND RELEASE

         In consideration for the execution of certain proxies in favor of Michael Silberman to vote shares of stock in quepasa.com, inc., owned or controlled by Ernest Garcia, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

         1. Michael Silberman, Mark Kucher, Kevin Dieball and Jeffrey Peterson, for and on behalf of themselves, their spouses, affiliates, and any other persons claiming through them (collectively "the Silberman parties"), hereby release Ernest Garcia, his spouse, his affiliates (including Verde Capital Partners, LLC, Verde Reinsurance Company, Ltd., and Verde Investments, Inc.), their officers, directors, and owners, and each of their respective successors and assigns (collectively "the Garcia parties") from any and all legal claims of any kind that the Silberman parties, or any of them, have or may have against the Garcia parties, or any of them, as of the date this release is executed, whether actual or potential, known or unknown.

         2. The Silberman parties agree to indemnify and defend the Garcia parties for up to $100,000 in costs, expenses, settlements or damages incurred in connection with any claims arising out of this agreement and release or the related proxy. Further, in the event the Silberman parties or their nominees are elected to the board of directors of quepasa.com, inc. ("quepasa"), they shall, subject to their fiduciary duties, cause quepasa to guarantee this agreement and release and to indemnify and defend the Garcia parties for all costs, expenses, settlements or damages incurred in connection with any claims arising out of this agreement and release or the related proxy, without any dollar limitation.

         3. The Silberman parties agree that, as of the effective date of this agreement and release, they will remove any mention of the Garcia parties from any proxy materials submitted to the shareholders of quepasa (except as to a description of this agreement and release and the related proxy), in connection with the shareholders meeting currently scheduled for February 28, 2002.

         4. This agreement and release may be executed in counterparts.
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         DATED this 29th day of January, 2002.

/s/ Michael Silberman                           /s/ Kevin Dieball
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Michael Silberman                               Kevin Dieball

/s/ Mark Kucher                                 /s/ Jeffrey Peterson
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Mark Kucher                                     Jeffrey Peterson

/s/ Ernest C. Garcia II
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Ernest C. Garcia II, for himself and
Verde Capital Partners, LLC,
Verde Reinsurance Company, Ltd., and
Verde Investments, Inc.